Exhibit 10.23
Tennessee Valley Authority
Coal Supply & Origination
1101 Market Street, MR 2A
Chattanooga, Tennessee 37402-2801
CONTRACT SUPPLEMENT

TO:	Armstrong Coal Company, Inc.	Supplement No.	16
	7701 Forsyth Boulevard - 10th Floor	Date	February 21, 2012
	St. Louis, Missouri 63105	Group-Contract No.	612-40668
		Plant	Various
Attention: Mr. Martin Wilson
TVA and Armstrong Coal Company, Inc., “(Armstrong) agree to amend Contract No. 635-40685 and Contract No. 612-40668 as set forth below.
1.	Contract No. 635-40685. Supplement No. 5 dated December 28, 2011, to this Contract is hereby rescinded. For the sake of clarity, rescinding Supplement No. 5 increases TVA’s Base Tonnage for 2012 from 900,000 tons to 1,000,000 tons.

2.	Contract No. 612-40668. TVA’s Base Contract Tonnage for 2012, as specified in Supplement No. 15, dated December 28, 2011, and is hereby reduced from 1,700,000 tons to 1,000,000 tons.

3.	Contract No. 612-40668 and Contract No. 635-40685. TVA and Armstrong hereby agree that all tonnage required to be delivered under Contract Nos. 612-40668 and 635-40685 through December 31, 2011, is complete and that no tonnage shortfalls exist with respect to either party.

4.	Contract No. 612-40668. TVA and Armstrong hereby agree that for Calendar Year 2012 only the moisture specification set forth in the agreement shall remain at a 12% reject level; provided, however, the Parties shall cooperate in good faith on excursions that may occur on a periodic basis as follows: if (i) Armstrong delivers four consecutive trains to TVA that exceed the 12% moisture reject specification set forth in the Contract, the fourth train may be rejected; (ii) if Armstrong delivers two consecutive trains to TVA that exceed 12.5% moisture, the second train may be rejected; and/or (iii) any shipments on the Contract exceeding 12.6% moisture may be rejected. In the event that any of the aforementioned items are triggered, and prior to the submission of any rejection notification by TVA to Armstrong, the Parties shall discuss in good faith an alternative resolution to avoid any potential rejection.
Paragraphs 1, 2, 3, and 4 of this Supplement to Contract No. 612-40668 and Contract No. 635-40685 constitute the entire agreement between the parties and supersede any prior communications, understandings, or agreements with respect to the subject matter hereof (collectively “Prior Negotiations”). For the sake of clarity, any Prior Negotiations regarding test Burns, scheduling or rescheduling of reopeners, initiation of new contracts, and tonnage commitments for Calendar Year 2013 are not part of this Supplement and have not been agreed to by the parties.
TVA RESTRICTED INFORMATION

All other terms and conditions of Contract No. 612-40668 and 635-40685 remain unchanged.
Please complete the acceptance on both copies and return one copy to this office. You should retain the other original copy for your files.
In the event Contractor fails to execute this Supplement in the acceptance space provided below or fails to return such executed Supplement to TVA, shipment of coal to TVA following the date of Contractor’s receipt of this Supplement shall be deemed to constitute acceptance by Contractor of all the terms and conditions of this Supplement, unless within five (5) business days of the date of receipt of this Supplement, Contractor notifies TVA, both orally and in writing that this Supplement is not accepted.
Except as otherwise provided in the immediately preceding sentence, the acceptance date of this Supplement shall be the date on which both parties have signed a copy hereof.

Accepted	Armstrong Coal Co.	Tennessee Valley Authority
(Company)

By	/s/ Martin D. Wilson	By /s/ Connie S. Gazaway

Connie S. Gazaway
Asset Management Specialist

Title	President	March 9, 2012
Date

Date		/s/ R. W. Poponyak
R. W. Poponyak
Manager, Coal Acquisition
TVA RESTRICTED INFORMATION